SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: February 13, 1995

Westamerica Bancorporation
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(Exact name of registrant as specified in its charter)


California
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(State or other jurisdiction
of incorporation)


1-9383
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(Commission File Number)


94-2156203
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(IRS Employer Identification No.)


1108 Fifth Avenue, San Rafael, California 94901
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(Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (415)257-8000


Not Applicable
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(Former name or former address, if changed since last report)



Item 5. Other Events

On January 31, 1995 the merger of PV Financial, Modesto, California, with and into Westamerica Bancorporation (the "Company") became effective as of the close of business. The merger, which was announced last summer, was approved by PV Financial's shareholders on November 14, 1994. Federal Reserve Board approval was received on November 17, 1994.

Under the terms of the merger, each share of PV Financial
Common Stock will be exchanged for .5348 shares of the Company's Common Stock. No gain or loss for tax purposes will be recognized by PV Financial shareholders, except with respect to cash received in lieu of fractional shares. The final exchange ratio reflects adjustments based on the Company's closing stock price and certain significant liabilities of PV Financial, as defined in the Reorganization Agreement. Based on the closing price of the Company's Common Stock on January 31, 1995, the acquisition would be valued at approximately $37 million or $16.48 per share.

At September 30, 1994, the Company had total assets of approximately $2.05 billion, total deposits of approximately $1.71 billion, shareholders' equity of approximately $163 million and net income of approximately $18 million year to date. At September 30, 1994, PV Financial had approximately $173 million in assets, $152 million in deposits, $19 million in shareholders' equity and net income of $2 million year to date.

The combined company will operate as a multi-bank holding company with approximately $2.2 billion in assets at September
30, 1994 and 53 branches in Northern California counties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westamerica Bancorporation


Date: February 13, 1995


/s/ JAMES M. BARNES
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James M. Barnes
Executive Vice President
and Chief Financial Officer